Exhibit (m)

                            THE ARMADA ADVANTAGE FUND
            ADVISOR SHARES AND INSTITUTIONAL SHARES DISTRIBUTION PLAN
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                  This Distribution Plan (the "Plan") has been adopted by the
Board of Trustees of THE ARMADA ADVANTAGE FUND (the "Trust") in connection with Advisor Shares and Institutional Shares of its Institutional Money Market Fund in conformance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                  Section 1. EXPENSES. The Trust may incur expenses under the Plan in amounts as set forth in Section 2 below.

                  Section 2. DISTRIBUTION PAYMENTS. The Trust may pay the Distributor (or any other person) a fee of up to .02% annually of the average daily net assets of the Fund's Advisor Shares and Institutional Shares (a "Distribution Fee"). Such Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses in conjunction with the offering and sale of Advisor Shares and Institutional Shares of the Fund. In determining the amounts payable on behalf of the Fund under the Plan, the net asset value of such Advisor Shares and Institutional Shares shall be computed in the manner specified in the Trust's then current Prospectus and Statement of Additional Information describing such Advisor Shares and Institutional Shares.

                  Section 3. DISTRIBUTION EXPENSES AND ACTIVITIES COVERED BY PLAN. Payments to the Distributor under Section 2 shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of Advisor Shares and Institutional Shares. Such expenses and activities may include but are not limited to: (a) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing Advisor Shares and Institutional Shares; (b) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; (c) expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (d) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisers, accountants, and estate planning firms (severally, a "Distribution Organization") with respect to the Fund's Advisor Shares and Institutional Shares beneficially owned by customers for whom the Distribution Organization is the dealer of record or holder of record of such Advisor Shares and Institutional Shares; (e) the direct or indirect cost of financing the payments or expenses included in (a) and (d) above; or (f) for such other services as may be construed, by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.

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                  Section 4.    EXPENSES ALLOCATED; COMPLIANCE.

                  (a) Amounts paid by the Fund must be for distribution services rendered for or on behalf of the holders of the Fund's Advisor Shares or Institutional Shares. However, joint distribution financing with respect to such Advisor Shares and Institutional Shares (which may involve other investment portfolios or companies that are affiliated persons of the Trust or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Commission as in effect from time to time.

                  (b) Amounts paid to a broker-dealer under Section 2 above shall be subject to compliance by the broker-dealer with the terms of an agreement between the broker-dealer and the Distributor, including a provision that each broker-dealer shall warrant and represent that it is licensed as a dealer under applicable law. The Trust's current Rule 18f-3 Plan permits allocation of such expenses proportionally to the assets held with respect to the Fund's Advisor Shares and Institutional Shares, provided that the Board of Trustees has determined that such expenses should be so allocated.

                  Section 5. REPORTS TO TRUST. So long as this Plan is in effect, the Distributor shall provide the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                  Section 6. APPROVAL OF PLAN. This Plan will become effective with respect to the Fund's Advisor Shares and Institutional Shares (a) on the date the public offering of such shares commences, and (b) upon the approval prior to the date of public offering of such shares by a majority of the Board of Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                  Section 7. CONTINUANCE OF PLAN. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until September 30, 2005, and thereafter, shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 8(b) hereof.

                  Section 8. AMENDMENTS. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which Advisor Shares or Institutional Shares of the Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Advisor Shares or Institutional Shares, respectively, affected by such matter, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 8(b) hereof.

                  Section 9. TERMINATION. This Plan is terminable with respect to Advisor Shares or Institutional Shares without penalty at any time by
(a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding Advisor Shares or Institutional Shares, respectively, of the Fund.

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                  Section 10.   SELECTION/NOMINATION OF TRUSTEES. While this
Plan is in effect, the selection and nomination of Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

                  Section 11. MISCELLANEOUS. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


Approved by the Board of Trustees:  August 24, 2004.

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